EXHIBIT 99.1

CONTACT:                                 Martin A. Naegelin, Jr.

(830) 626-5230

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER RESULTS

SAN ANTONIO, Tex., July 22, 2003 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), whose continuing operations includes the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas, today announced results for the quarter ended June 30, 2003.

In the second quarter, the Company’s gross revenues totaled $193.3 million, a 12.1 percent increase from gross revenues of $172.4 million reported for the second quarter ended June 30, 2002.  Income from continuing operations was $2.3 million, or $0.16 per diluted share, during the second quarter of 2003 compared to $2.1 million, or $0.15 per diluted share, in the second quarter of 2002.  Net income for the quarter was $2.2 million, or $0.15 per diluted share, compared with net income of $2.0 million, or $0.14 per diluted share, reported in the quarter ended June 30, 2002.  The Company recorded a net loss from discontinued operations of $100,000 in the second quarter of 2003.  This loss consists primarily of real estate carrying costs related to the Company’s retail center in Hockley, Texas.

The Company’s heavy-duty truck segment recorded revenues of $179.3 million in the second quarter of 2003, compared to $160.6 million in the second quarter of 2002. The Company delivered 990 new trucks and 588 used trucks during the second quarter of 2003 compared to 972 new trucks and 535 used trucks for the same period in 2002.  Parts, service and body shop sales increased 18.8 percent from $50.5 million in the second quarter of 2002 to $60.0 million in the second quarter of 2003.

The Company’s construction equipment segment recorded revenues of $12.0 million in the second quarter of 2003 compared to $9.7 million in the second quarter of 2002. New and used construction equipment unit sales revenue increased $1.9 million, or 29.0 percent, from the second quarter of 2002 to the second quarter of 2003.  Parts and service sales increased 10.7 percent from $2.8 million in the second quarter of 2002 to $3.1 million in the second quarter of 2003.  Lease and rental sales decreased $58,000, or 27.2 percent, from the second quarter of 2002 to the second quarter of 2003.

In announcing the results, W. Marvin Rush, Chairman and Chief Executive Officer of Rush Enterprises, said, “We are very pleased to announce our second quarter results.  Although truck sales remained slow during the second quarter, we are beginning to see an increased level of interest from our customers, and as a result, we are quoting more truck deals.  The industry continues to predict an increase in new truck deliveries in the last half of 2003 and for the truck market to be strong in 2004 through 2006.”  Mr. Rush added, “Since the last strong truck market, we have increased the number of truck locations from 22 to 39, streamlined our expense structure and strengthened our back-end operations.  The sum of these events, coupled with the anticipated increase in industry-wide truck sales, should equal strong financial results for our Company.”

Rush Enterprises operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas. Its current operations include a network of dealerships located in Texas, California, Oklahoma, Louisiana, Colorado, Arizona, New Mexico, Alabama and Florida. These dealerships provide an integrated, one-stop source for the retail sale of new and used heavy-duty trucks and construction equipment; aftermarket parts, service and body shop facilities; and a wide array of financial services, including the financing of truck and equipment sales, insurance products and leasing and rentals. The Company is in the process of discontinuing the operations of its retail farm and ranch superstore that serves the greater San Antonio, Texas area.

Certain statements contained herein, including those concerning industry conditions, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general economic conditions, cyclicality, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein  and in filings made by the company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2003 AND DECEMBER 31, 2002

(In Thousands, Except Shares and Per Share Amounts)

	June 30, 2003	December 31, 2002
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,717	$24,763
Accounts receivable, net	23,148	24,935
Inventories	120,488	115,333
Assets held for sale	9,358	16,962
Prepaid expenses and other	1,511	1,764
Deferred income taxes	4,268	4,375

Total current assets	180,490	188,132

PROPERTY AND EQUIPMENT, net	116,026	117,859

OTHER ASSETS, net	43,128	38,519

Total assets	$339,644	$344,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Floor plan notes payable	$95,180	$89,288
Current maturities of long-term debt	24,666	24,958
Advances outstanding under lines of credit	17,775	22,395
Trade accounts payable	11,906	15,082
Accrued expenses	26,740	28,414
Total current liabilities	176,267	180,137

LONG-TERM DEBT, net of current maturities	66,795	69,958

DEFERRED INCOME TAXES, net	14,327	14,720

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 1,000 shares authorized; 0 shares outstanding in 2001 and 2002	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 14,004,088 shares outstanding in 2002 and 2003	140	140
Additional paid-in capital	39,155	39,155
Retained earnings	42,960	40,400

Total shareholders’ equity	82,255	79,695

Total liabilities and shareholders’ equity	$339,644	$344,510

RUSH ENTERPRISES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
REVENUES:
New and used truck sales	$111,628	$103,110	$202,846	$201,329
Parts and service	64,371	54,778	119,082	105,589
Construction equipment sales	8,519	6,604	14,176	12,441
Lease and rental	6,319	6,115	12,443	12,399
Finance and insurance	1,563	1,315	2,931	2,313
Other	859	513	1,397	923

Total revenues	193,259	172,435	352,875	334,994

COST OF PRODUCTS SOLD	154,566	137,416	280,008	267,845

GROSS PROFIT	38,693	35,019	72,867	67,149

SELLING, GENERAL AND ADMINISTRATIVE	31,128	27,727	60,217	54,151

DEPRECIATION AND AMORTIZATION	2,252	2,164	4,442	4,309

OPERATING INCOME	5,313	5,128	8,208	8,689

INTEREST EXPENSE, NET	1,613	1,581	3,161	3,227

GAIN ON SALE OF ASSETS	191	14	299	12

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,891	3,561	5,346	5,474

PROVISION FOR INCOME TAXES	1,557	1,424	2,139	2,189

INCOME FROM CONTINUING OPERATIONS	2,334	2,137	3,207	3,285

(LOSS) FROM DISCONTINUED OPERATIONS, NET	(100)	(147)	(647)	(861)

NET INCOME	$2,234	$1,990	$2,560	$2,424

EARNINGS (LOSS) PER COMMON SHARE - BASIC
Income from continuing operations	$.17	$.15	$.23	$.23
Net income (loss)	$.16	$.14	$.18	$.17
EARNINGS (LOSS) PER COMMON SHARE - DILUTED
Income from continuing operations	$.16	$.15	$.22	$.23
Net income (loss)	$.15	$.14	$.18	$.17

Weighted average shares outstanding:

Basic	14,004	14,004	14,004	14,004

Diluted	14,583	14,634	14,468	14,490